Exhibit 10.1

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”), is entered into as of the 7th day of February, 2022 (“Effective Date”), by and among:

My Size Israel 2014 Ltd., a corporation, incorporated under the laws of the State of Israel, Company Number 515036895 of 4 Hayarden Street, Airport City, 7019900, Israel or one of its subsidiaries (the “Purchaser”).

Amar Guy Shalom, Israeli ID number [***] of [***] (“Guy”) and Elad Bretfeld, Israeli ID number [***] of [***], Israel (“Elad”) (each a “Seller” and collectively the “Sellers”).

Whereas,	The Sellers are the sole title and beneficial owners of 2 ordinary shares of Orgad International Marketing Ltd., a corporation, incorporated under the laws of the State of Israel, Company Number 515544781 (“Company”) representing 100% of the issued and outstanding equity interest in the Company on a fully diluted basis (“Sold Shares”); and

Whereas,	The Company is engaged in the business of purchasing and selling shoes, bag, watches, clothes and other products through the Amazon, E-Bay (and other e-commerce platforms) and website platform (the “Business”);

Whereas,	The Sellers desire to sell to the Purchaser, and the Purchaser desires to purchase from the Sellers, all the rights, title and interests in the Sold Shares, so that further to such sale and purchase the Purchaser shall become the sole holder and owner of all of the Sold Shares, all subject to the terms and conditions set forth herein (“Transaction”); and

Whereas,	Contemporaneously with the Parties’ execution and delivery of this Agreement, each Seller has executed and delivered that certain Lock-up Agreement (the “Lock-up Agreement”).

Now, Therefore, the Purchaser, Company, and the Sellers (each a “Party” and collectively the “Parties”) agree as follows:

1.	Interpretation

1.1	The recitals schedules and exhibits hereto are an integral part hereof.

1.2	The headings of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing or interpreting this Agreement.

2.	The Transaction

2.1	Purchase. Subject to the terms and conditions hereof, at the Closing (as defined below), the Purchaser agrees to purchase from the Sellers and the Sellers agree, jointly and not severally, to sell, transfer, assign, convey and deliver to the Purchaser, all of the Sellers’ rights, title and interests in the Sold Shares (including all rights attached or accrued to such Sold Shares) indicated opposite each Seller’s name in Schedule I, free and clear of any liens, encumbranc es, charges, pledge, security interests, past present and future claims, levys, restrictions, options, warrants, rights of first refusal, co-sale rights, tag-along rights, pre-emption rights, or any other third party rights and or any other limitation (“Liens”).

2.2	Purchase Price. In consideration for the Sold Shares, the Purchaser shall pay the Sellers the following consideration (in the aggregate, “Purchase Price”):

2.2.1	Up to US$1,000,000 in cash (“Cash Consideration”), as adjusted pursuant to the Consideration Adjustment under Section 2.6 below; and

2.2.2	2,790,049 shares of My Size Inc., File Number 3099545 (“Equity Consideration”), calculated on the basis of US$ 0.7168 per share (“Equity Consideration PPS”), and representing US$ 2,000,000 divided by the average closing price on the last 60 trading days; and

2.2.3	Earn Out (as defined below).

to be allocated among the Sellers in accordance with their holding percentage as further detailed in Schedule I (“Holding Percentage”).

2.3	Installments. The Cash Consideration and Equity Consideration will be paid in three instalments as follows:

2.3.1	US$300,000 of the Cash Consideration and 50% of the Equity Consideration, upon the Closing ( “First Installment”);

2.3.2	The remaining 50% of the Equity Consideration shall be paid and issued in 8 (eight) equal quarterly installment until the lapse of two years from the Closing (“Equity Installments”).

2.3.3	US$350,000 of the Cash Consideration on the two-year anniversary of the Closing, subject to the Company achieving an increase of 10% in the 2022 Revenue compared to the 2021 Revenue (“Second Instalment”).

2.3.4	US$350,000 in cash on the third year anniversary of the Closing, subject to the Company achieving an increase of 10% in revenue in 2023 Revenue compared to the 2022 Revenue (“Third Instalment”).

“2021 Revenue”, “2022 Revenue” and “2023 Revenue” shall mean the revenue of the Company as with respect to the applicable year, based on the Company’s audited financial statements for that year, prepared according to Israeli GAAP, and excluding any sales outside the ordinary course of business of the Company. To the extent preparation of the financial statements is postposed, the applicable payment shall be postponed accordingly. The Purchaser hereby agrees that should the Purchaser wish to merge the business of the Company into any of its other business or affiliates anytime prior to January 1, 2024, the Purchaser shall keep the Company’s activity separate for the purpose of calculating the applicable Company revenue for the purpose of calculating the eligibility of the above installments.

The Company undertakes to produce the Company’s audited financial statements for each applicable year, by no later than end of April of the following year.

2.4	Earn Out. The Sellers shall by entitled to receive an earn out payment (“Earn Out”) in an amount equal to 10% of the Operating Profit for the years 2022 and 2023, provided that the Sellers are still engaged with the Company at the end of each respective year in which the Operating Profit is calculated. The Earn Out will be paid (if due) within 30 days from the date that on which audited financial statements calculating the Operating Profit are approved.

“Operating Profit” shall mean the operating profit of the Company for the applicable respective year, as presented in the Company’s audited financial statements for that year in accordance with Israeli GAAP.

2.5	Continued Engagement. Notwithstanding the above, the Second Instalment, Third Instalment, Equity Installments and Earn Out shall only be payable to a Seller if and to the extent that the Seller shall be actively engaged with the Company at the date such payment is due (except if Seller resigns due to reasons relating to material reduction of his salary or adverse change in his position with the Company or its affiliates).

2.6	Adjustment to the Cash Consideration.

2.6.1	For the purpose herein

2.6.1.1	“Cash” means the aggregate amount of immediately available cash and cash equivalents on hand of the Company, as of the close of business on the Closing Date.

2.6.1.2	“Debt” means without duplication, all obligations and liabilities of the Company as of the close of business on the Closing Date, including indebtedness for borrowed money, notes, capitalized leases, bank term and revolving credit loans, obligations related to drawn letters of credit, bankers’ acceptances or similar credit transactions, bonds evidencing funded indebtedness, debentures, borrowings from lending institutions other than banks, subordinated loans and subordinated debt securities with or without stated maturity, bank bills, bank overdrafts, obligations with respect to swap agreements, factoring, expenses and penalties on any of the foregoing (including prepayment penalties and breakage costs), and any indebtedness of another entity or person, the payment of which is secured or guaranteed, directly or indirectly, by the Company.

2.6.1.3	“Net Working Capital” means, without duplication of any amounts taken into account as Cash or Debt, an amount (which may be positive or negative) equal to (a) the total current receivables of the Company, minus (b) the total current liabilities of the Company (including tax liabilities accrued as of the Closing Date in the ordinary course of business consistent with past practices), including for the avoidance of doubt inventory as of the close of business on the Closing Date.

2.6.1.4	“Target Working Capital” NIS 1,500,000.00 (which calculation includes inventory)

2.6.2	The Cash Consideration and/or Equity Consideration payable to the Sellers, shall be adjusted (i) upwards by the Cash; (ii) downwards by the Debt; and (iii) upwards or downwards, by the amount that the Net Working Capital is below, or above, the Target Working Capital (collectively, the “Consideration Adjustment”), in accordance with the procedure set forth in this Section Error! Reference source not found.. Notwithstanding the above, the Consideration Adjustment will never be a positive number and if it is a positive number it will be zero.

2.6.3	As soon as practicable, but in any event within 120 days after the Closing, the Purchaser shall deliver to the Sellers a certificate (the “Closing Statement”), setting forth its determination of: (a) Cash; (b) Debt; and (c) the Net Working Capital. The actual date on which the Closing Statement is delivered is the “Delivery Date”.

2.6.4	The Closing Statement shall include reasonable documentation supporting the amounts set forth therein, and the Purchaser shall provide the Sellers with any supporting documentation that the Sellers may reasonably request to verify the amounts set forth therein.

2.6.5	Within 14 days of the Delivery Date (the “Objection Period”), the Sellers shall deliver to the Purchaser a written statement specifying any objections thereto, if any, in reasonable detail (an “Objections Statement”). If the Sellers do not deliver an Objections Statement within the Objection Period, then the Closing Statement shall be deemed final and binding upon all Parties. If the Sellers delivers an Objections Statement within the Objection Period, the Sellers and the Purchaser shall negotiate in good faith for 7 days following the Purchaser’s receipt of such Objections Statement to try and resolve such objections (any unresolved objection, a “Dispute”).

2.6.6	Any item or matter set forth in the Closing Statement that is not included in the Objections Statement shall be deemed final and binding upon the Parties. In the event that the Purchaser and the Sellers manage to resolve all Disputes, the Purchaser and Sellers shall sign a modified Closing Statement which shall be final and binding upon the Parties. In the event that the Purchaser and the Sellers are unable to resolve all objections during such 7-day period, any remaining Disputes shall be referred to an expert unaffiliated accountant from a Big-4 firm (the “Expert”), and if the parties cannot agree on the identity of the Expert, he shall be nominated by the Chairman of the Israeli CPA Association.

2.6.7	The Expert shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within 15 days after its appointment and shall act in its capacity as an arbitrator. The Expert’s determination shall be conclusive and binding upon all the Parties, save in the event of a manifest mathematical error (when the relevant part of the determination shall be void and the matter shall be remitted to the Expert for correction). Upon delivery of such determination, the Closing Statement, as modified by such determination, shall be final and binding upon all the Parties.

2.6.8	The fees and expenses of the Expert shall be allocated between the Purchaser, on the one hand, and the Sellers (such expense to be allocated between the Sellers in accordance with each Sellers’ Holding Percentage) on the other hand, based on the percentage which the portion of the Post-Closing Adjustment not awarded to each party bears to the amount in Dispute. For example, if the Sellers claims that the appropriate Post-Closing Adjustment (as defined below) is NIS 50,000 greater than the amount determined by the Purchaser and if the Expert ultimately resolves the Dispute by awarding to the Sellers NIS 40,000 of the NIS 50,000 contested, then the fees, costs and expenses of the Expert will be allocated 80% (i.e., 40,000 ÷ 50,000) to the Purchaser and 20% (i.e., 10,000 ÷ 50,000) to the Sellers.

2.6.9	Upon the Closing Statement becoming final and binding in accordance with this section 2.6, the Cash Consideration and/or the Equity Consideration shall be recalculated according to the Consideration Adjustment, such that if the Consideration Adjustment is negative, the Equity Consideration shall be decreased by the Consideration Adjustment (based on the Equity Consideration PPS), and will be reduced from the Equity Installments, and if the negative Consideration Adjustment is higher than the remaining Equity Installments, any reaming amounts shall be decreased from the Cash Consideration of the Second Installment, and afterwards from the Third Installment. For the avoidance of doubt, no positive Consideration Adjustment will be made.

2.7	Currency of Payment. All payments by the Purchaser or Sellers pursuant to this Agreement and the Transaction Documents shall be made in USD or, at the election of the Purchaser, in NIS at exchange rate published by the Bank of Israel on the Closing.

2.8	Payment.

2.8.1	Upon and subject to the terms herein, the Purchaser shall pay the Cash Consideration portions of the Purchase Price by way of wire transfer to the bank account of the Sellers.

2.8.2	Upon and subject to the terms herein, the Purchaser will issue and deliver to each Seller, in such Seller’s name, in book entry, such Seller’s Holding Percentage of the Equity Consideration, free and clear of all Liens (other than those arising under securities laws and pursuant to the Lock-up Agreements).

2.9	Tax Withholding. The Purchaser shall deduct and withhold from any consideration payable to any Sellers hereunder such amounts as the Purchaser is required to deduct and withhold under law, unless a Seller shall provide the Purchaser, at least 30 days prior to the proposed date of such payment, with an approval or certification issued by the Israeli Tax Authority (the “ITA”) specifically obtained for the purposes of the Transaction and which is in a from acceptable by the Purchaser.

3.	The Closing

3.1	The Closing. The closing of the Transaction (the “Closing”) shall take place virtually, by the electronic exchange of documents and counterpart signature pages, on the Effective Date, or on such other date and/or at such other place as shall be mutually agreed by the Parties. The date on which the Closing occurs is referred to herein as the “Closing Date”.

3.2	Deliveries and Transactions at the Closing. At the Closing, the following transactions shall occur simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered to the satisfaction of the Purchaser and its counsel:

3.2.1	The Sellers shall deliver to the Purchaser :

3.2.1.1	Board and Shareholder Resolutions. True and correct copy of duly executed resolutions of the Board of Directors of the Company(the “Board”) and the shareholders of the Company, attached hereto as Schedule 3.2.1.1, approving the transfer and sale of the Sold Shares;

3.2.1.2	Resignation of Directors. Validly executed letters of resignation from the Board, executed by the Sellers attached hereto as Schedule 3.2.1.2;

3.2.1.3	Share Certificates. Validly executed share certificate attached hereto as Schedule 3.2.1.3;

3.2.1.4	Shareholders Register. A copy of the Company’s Shareholders Register attached hereto as Schedule 3.2.1.4;

3.2.1.5	Notices to the Registrar of Companies. Duly executed copies of the reports to be submitted to the Israeli Companies Registrar, attached hereto as Schedule 3.2.1.5;

3.2.1.6	Employment Agreement. A copy of duly executed employment agreement by and between the Company and each of the Sellers is attached hereto as Schedule 3.2.1.6;

3.2.1.7	Share Transfer Deeds. Duly executed share transfer deeds signed by each of the Sellers in favor of the Purchaser, attached hereto as Schedule 3.2.1.7.

3.2.1.8	Lock-Up Agreement. A copy of duly executed lock-up agreement by and between the My Size Inc. and each of the Sellers is attached hereto as Schedule 3.2.1.8.

4.	Representations and Warranties of the Sellers

The Sellers represent and warrants to the Purchaser and acknowledges that the Purchaser is entering into this Agreement in reliance thereon that, as of the Closing Date:

4.1	Organization. The Company is duly incorporated and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets, to conduct its business as now being conducted and as presently proposed to be conducted and to perform its obligations under all contracts to which it is a party or by which it is bound. The Company has all requisite power and authority to execute the Agreement and the Transaction Documents to which it is party and to consummate the transactions and perform its obligations contemplated therein. The current Articles of Association of the Company are attached hereto as Schedule 4.1 (the “Articles”). The Company has not taken any action or failed to take any action, which action or failure could preclude or prevent the Company from conducting its business after the Closing as presently conducted and as presently proposed to be conducted.

4.2	Authorization; Approvals.

4.2.1	All corporate action on the part of the Company, its shareholders and directors necessary for the authorization, execution, and performance of all of the Company’s obligations under the Agreement and exhibit, annexes, schedules and ancillary document hereto and thereto (“Transaction Documents”) and the sale and transfer of the Sold Shares, other than filings with the Israeli Registrar of Companies which shall be affected following the Closing, has been taken or will be taken prior to the Closing.

4.2.2	Each Seller is fully authorized to execute, deliver and perform of all its obligations under the Agreement and Transaction Documents to which it is a party. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, from any person or entity or filing with any governmental authority on the part of the Seller, is required that has not been, or will not have been, obtained by such Seller prior to the Effective Date in connection with the valid execution and performance of this Agreement or the Transaction Documents. The performance of the Seller’s obligations hereunder or under the Transaction Documents will not breach any law, nor cause the Seller to breach any obligation it may have towards any third party.

4.3	Share Capital.

4.3.1	The registered share capital of the Company immediately following the Closing shall be NIS 100 divided into 10,000 ordinary shares, par value NIS 0.01 per share, of which 2 ordinary shares shall be issued and outstanding.

4.3.2	The capitalization table set forth in Schedule 4.3.2 (the “Capitalization Table”) sets forth the Company’s issued share capital and the number and class of shares held by each shareholder of the Company, and the total number of reserved, promised and granted options, warrants, and all other rights, promises or undertakings to subscribe for, purchase or acquire from the Company any share capital of the Company immediately prior to and following the Closing. The shareholders identified in the Capitalization Table are the lawful and beneficial owners of record of all of the issued and outstanding share capital of the Company and of all rights thereto, and there are no Liens, proxies, voting trust and other voting agreements, calls or commitments of any kind among them or between them and any third parties. The Capitalization Table includes the complete and correct capitalization of the Company on a Fully Diluted Basis.

For the purposes of this Agreement “Fully Diluted Basis” shall mean all issued and outstanding share capital of the Company and rights to receive (for consideration or without consideration) shares of the Company, including (i) all issued ordinary shares, (ii) all securities issuable upon conversion into share capital of any existing convertible securities or loans including all securities convertible into ordinary shares (iii) all issued, committed or allotted options, warrants and other rights to acquire shares or securities exchangeable or convertible for shares of the Company, being deemed so allocated, exercised and converted, (iv) all options issued or allocated to or reserved for any of the Company’s employees, directors and consultants under any equity plan approved by the Board including an employee share option pool being deemed granted and/or exercised, and (v) all anti-dilution rights being deemed to be effected, and (vi) any other rights (or promises or undertakings to grant such rights, including any written or oral promises or undertakings with respect to such rights) to acquire and/or receive shares or securities exchangeable for shares deemed allocated and exercised, converted or exercised, as the case may be, at their existing conversion/exercise prices.

4.3.3	All issued and outstanding share capital of the Company has been duly authorized, and is validly issued, fully paid and non-assessable and such shares were issued in accordance with all legal, the incorporation documents of the Company, and any applicable contract pertaining thereto, and were not issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company, and none of such shares are subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable securities laws and the Articles). No contract relating to any securities of the Company contains any information rights, registration rights, financial statement requirements or other terms that would survive the Closing.

4.4	Ownership. Each Seller is the sole and exclusive owner of all rights, title and interest in the Sold Shares indicated opposite his name in Schedule I, such Sold Shares have been duly authorized, are validly issued, non-assessable, fully paid and they are being sold, assigned and transferred to the Purchaser free and clear of any Liens. The Sellers own, of record and beneficially, 100% of the issued and outstanding shares and other securities of the Company, and all rights, title and interest in the Company. All of the Sold Shares were issued in compliance with all law. None of the Sold Shares were issued in violation of any agreement, arrangement or commitment to which the Seller is a party or is subject to or in violation of any preemptive or similar rights of any third party.

4.5	Subsidiaries. The Company has no subsidiaries and does not own or control or have the right to acquire, directly or indirectly, any shares of capital stock, other security of, or any interest in any other company (including any non-profit, limited liability or joint stock company), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm or other enterprise, association, organization or entity (each an “Entity”), and has not performed any other investment in any other Entity. The Company has not agreed nor is obligated to make any future investment in or capital contribution to any Entity, or has guaranteed or is responsible or liable for any obligation of any other Entity.

4.6	Financial Statements.

4.6.1	The Company’s audited financial statements as of the year ended 31.12.2020 and 31.12.2019 (the “Financial Statements”) are attached hereto as Schedule 4.6.1 The Financial Statements are true and correct in all material respects, were prepared in accordance with Israeli GAAP on a consistent basis, and fairly and accurately present the financial position of the Company as of the dates set forth therein and the results of its operations for the periods then ended (except, in the case of unaudited statements, for the absence of footnotes). The Company does not have any liabilities, debts or obligations, whether accrued, absolute or contingent, other than (a) liabilities reflected or reserved against in the Financial Statements, (b) liabilities that have been incurred in the ordinary course of business of the Company as of January 1, 2021, in any single liability amount which do not exceed NIS 100,000 (provided however, that if such liability was included in the closing statement calculation and not specified in this Section 4.6.1 shall not be deemed a breach of this representation).

4.6.2	The Company is not a guarantor of any debt or obligation of another, nor has the Company given any indemnification, loan, credit, security or otherwise agreed to become directly or contingently liable for any obligation of any person, and no person has given any guarantee of, or security for, any obligation of the Company.

4.6.3	Since January 1, 2021, and until the Closing Date the Company has operated in the ordinary course of business consistent with past practices. Without limiting the generality of the above, there has not been:

a)	any material adverse change in the assets, liabilities, condition (financial or otherwise) or business of the Company;

b)	any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, conditions (financial or otherwise), operating results or business of the Company;

c)	any waiver by the Company of a valuable right or of a material debt owed to it;

d)	any satisfaction or discharge of any material Lien or payment of any material obligation by the Company, except in the ordinary course of business and that does not individually or in the aggregate have a material adverse effect;

e)	any material change or amendment to a material contract or material arrangement by which the Company or any of its assets or properties is bound or subject;

f)	any material change in any compensation arrangement or agreement with any employee, executive officer, director or shareholder of the Company;

g)	Any resignation or termination of any executive officer, key employee or group of employees of the Company;

h)	any loans made by the Company to its employees, shareholders, officers, directors, customers, suppliers, other than travel advances made in the ordinary course of business;

i)	any sale, transfer or lease of, except in the ordinary course of business, or mortgage or pledge of imposition of Lien on, any of the Company’s assets;

j)	any change in the accounting methods or accounting principles or practices employed by the Company;

k)	any change, amendment or revocation of any Tax election, or filing of any amendment to a tax return or a request for a tax refund, settlement of any claim or audit in respect of taxes, agreement to extend any applicable statute of limitation or entry into a contractual obligation in respect of taxes with any tax authority;

l)	any threatened, commencement or settlement of any material claim or suit;

m)	any declaration or payment of any dividend or other distribution of the assets of the Company;

n)	any other event or condition of any character that would have a material adverse effect; or

o)	any arrangement or commitment by the Company to do any of the things described in this section 4.6.3.

4.6.4	The Company is able to pay its debts when due. There has been no request by the Company or by any other person for, nor has there been issued or commenced against or with respect to the Company any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding-up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent. The Company has not failed to pay its material debts in full and when due, other than if such payment obligation has been contested in good faith.

4.7	Interested Party Transactions. No officer, director or shareholder of the Company, or any affiliate of any such person or entity, has or has had, either directly or indirectly: (a) an interest in any person or entity which (i) furnishes or sells services or products which are furnished or sold or are proposed to be furnished or sold by the Company, or (ii) purchases from or sells or furnishes to the Company any goods or services, or (b) a beneficial interest in any contract or agreement to which the Company is a party or by which it may be bound or affected. There are no existing agreements, arrangements or proposed transactions between the Company and any officer, director, or shareholder of the Company, or any affiliate or associate of any such person. No employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them. All prior shareholder loans to the Company have been fully and finally repaid and discharged by the Company, and the Company has no outstanding financial liabilities to any prior or current shareholder or director of the Company.

4.8	Material Non-Public Information. Sellers acknowledges that they may be in possession of information about Purchaser and its securities, which may include material non-public information. Sellers acknowledge that it has not requested Purchaser to disclose any material or potentially material non-public information relating to Purchaser or its securities, and Purchaser has not done so. Sellers agree that Purchaser shall not be obligated to disclose any material non-public information it may have, or have any liability with respect to such non-disclosure. Sellers hereby waive any claim, or potential claim, they have or may have against Purchaser relating to or arising out of any failure of Purchaser or any of its Affiliates to disclose material non-public information in connection with the Transaction.

4.9	Each Seller is acquiring the Equity Consideration for his or her own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Equity Consideration in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Each Seller agrees that the Equity Consideration may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. Each Seller is able to bear the economic risk of holding the Equity Consideration for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of his, her or its investment.

4.10	Each Seller is an “accredited investor” within the meaning of Rule 501(a) under the Securities Act. Each Seller is a sophisticated investor and has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of the investment in the Equity Consideration.

4.11	Each Seller has had the opportunity to consult his, her or its own independent legal, tax, accounting and other advisors with respect to each Seller’s rights, benefits, and obligations under this Agreement and the tax and other economic consequences to such Seller of the receipt or ownership of the Equity Consideration, including the tax consequences under applicable laws and the possible effects of changes in such applicable laws. Each Seller is not relying on Purchaser or any of its affiliates or any of Purchaser’s employees, agents, representatives or advisors with respect to the legal, tax, economic and related considerations of an investment in the Equity Consideration.

4.12	Each Seller understands and agrees that the investment in the Equity Consideration involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Equity Consideration or the future profitability or success of Purchaser, the Company and their respective affiliates.

4.13	Each Seller acknowledges and agrees that such Seller has had an opportunity to review the Purchaser’s filings with the U.S. Securities and Exchange Commission (“SEC”)

5.	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to the Sellers, and acknowledges that the Sellers are entering into this Agreement in reliance thereon, as follows:

5.1	Authorization. It has the full power and authority to execute this Agreement and the Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and the execution of the Agreement and the Transaction Documents to which it is a party has been authorized by all necessary corporate actions, where required, on its part. This Agreement constitutes a valid and binding obligation of the Purchaser and is enforceable against it in accordance with its respective terms, all except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.2	Purchase Entirely for Own Account. The Sold Shares to be purchased hereunder by the Purchaser will be acquired for investment for such Purchaser’s own account.

6.	Indemnification

6.1	In the event of any inaccuracy, breach or misrepresentation of any covenant, obligation, warranty or representation in this Agreement or the Transaction Documents made by the Sellers, the Sellers shall, severally and jointly upon first demand, fully indemnify and hold harmless the Purchaser its partners, shareholders, directors, officers and employees (each, an “Indemnified Party”) from any and all losses, damages, costs, expenses, obligations, liabilities, expenses, payments, (including settlement payments) awards, judgments, taxes, fines and penalties, including legal fees and any decrease in the value of the Sold Shares (collectively a “Loss”) sustained or incurred by the Indemnified Party as a result of, or in connection with, or arising from such inaccuracy, breach or misrepresentation.

6.2	In addition to the above, the Sellers shall, severally and jointly upon first demand, fully indemnify and hold harmless the Indemnified Party from any and all Losses, in connation with or related to, any of the following:

(i)	Any action or omission by the Company or any of its officers or employees, occurring prior to the Closing;

(ii)	Any events or circumstances, that occurred or started prior to the Closing;

(iii)	Any taxes due in connection with the period prior to the Closing (pro-rated part thereto); and

(iv)	Any claim by any employee, consultant or services provider of the Company (including the Sellers in their position as such), in connection with their employment, consideration, remuneration, compensation, social payments or other related benefits.

The above indemnification shall also apply to Losses incurred by the Indemnified Parties post Closing, with respect to events or circumstances, that occurred or started prior to the Closing.

6.3	The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser, the Indemnified Party or their representatives.

6.4	This section 6 (Indemnification) does not restrict an Indemnified Parties’ right to seek specific performance or other injunctive relief with respect to any provision of this Agreement.

7.	Waiver and Release

7.1	Effective as of the Closing, each of the Sellers unconditionally, absolutely and irrevocably fully waives, releases and forever discharges the Company, and each of its past, current and future directors, officers, employees, representatives, affiliates, shareholders, controlling persons, (including their respective successors, heirs and assignees) (“Releasees”) from any and all disputes, claims, actions, demands, proceedings, contracts, damages, costs, expenses obligations, payments, debts and liabilities of any nature whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Seller now has, has ever had or may hereafter have against the respective Releasees arising prior to the Closing or on account of or arising out of any matter, cause or event occurring prior to the Closing (including, any rights to dividends, distributions, repayment of loans, indemnification or reimbursement from the Company), whether pursuant to its incorporation documents, bylaws or any other charter documents, contract, law (including under any Employment Laws) or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, and notwithstanding the foregoing, nothing contained herein shall operate to release any obligation of the Purchaser arising under this Agreement or the Transaction Documents.

8.	Affirmative Covenants

8.1	Confidentiality. The Sellers and the Company undertake not to make public (by way of an announcement or by press release or in any other manner) the identity of the Purchaser, the Transaction, this Agreement (including the existence), the Transaction Documents or the terms hereof and thereof, without the Purchaser’s prior written consent. For the avoidance of doubt, the Purchaser shall be entitled at any time, in its sole and absolute discretion, to make any disclosure and issue any press release or make any public statement regarding this Agreement, the Purchase or the Transaction Documents. Each Seller shall at all times after the Effective Date maintain in strict confidence and shall not disclose any of the Company Intellectual Property or other confidential or proprietary information relating to the Company and/or the Business (whether of a technical, business, financial or other nature) which is not then in the public domain.

8.2	Non-Competition. As of the Effective Date and for 2 years thereafter, each Seller hereby undertakes not to, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:

8.2.1	Solicit, induce or persuade (or attempt to do the same) any senior employee, director, executive, or consultant of the Company or its subsidiaries to leave the employ of, and/or terminate its engagement with, the Company or any of its subsidiaries;

8.2.2	solicit for employment, hire or engage as an independent contractor, any employee or independent contractor of the Company or of any of its subsidiaries;

8.2.3	solicit, induce or persuade (or attempt to do the same) any supplier, customer, affiliate and/or partner of the Company or its subsidiaries to terminate, alter or otherwise reduce the scope of its business relationship with the Company or its subsidiaries;

8.2.4	carry on, operate, manage, be engaged or economically interested in, whether in Israel or anywhere in the world, (whether as a shareholder, director, officer, employee, consultant or otherwise) a competing business.

The above restrictions shall not prohibit any Seller from holding up to 5% of the outstanding issued share capital of a competing company listed on any recognized stock exchange, solely as a passive financial shareholder.

The Parties acknowledge and agree that the restrictions contained in this section 8.2 (Non-Competition) are no greater than is reasonably necessary for the protection of the interests of the Purchaser, the Company and its subsidiaries.

9.	Miscellaneous

9.1	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

9.2	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. The Parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the competent courts in Tel-Aviv in respect of any matter arising in connection with this Agreement.

9.3	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the Purchaser and Sellers, with the exception of an assignment or transfer from the Purchaser to any entity Controlling, Controlled by or under common Control therewith.

“Control” means the ability to direct, or cause the direction of, the management and policies of the relevant entity, whether through the ownership of voting securities, by contract or otherwise, including through the beneficial ownership of more than 50% of the ownership interests or voting rights or the right to appoint the majority of the directors (or the equivalent thereof) therein.

9.4	Entire Agreement; Amendment. This Agreement and the schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Any term of this Agreement may be amended only with the written consent of the Purchaser and Sellers.

9.5	Notices, etc. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:
if to the Purchaser : My Size Israel 2014 Ltd.. 4 Hayarden Street Airport City, 7019900 Israel Attn: Ronen Luzon E-mail: Ronen@mysizeid.com with copies of all notices (which copies shall not constitute notice) to:

Barnea, Jaffa, Lande Law Offices

Harakevet Street 58

Floor 21

Tel-Aviv 6777016

Israel

Attn: Yuval Lazi

E-mail: ylazi@barlaw.co.il

if to the Sellers:

Amar Guy Shalom

[***]

Attn: Amar Guy Shalom

E-mail: Amar.guy@gmail.com

Elad Bretfeld

[***]

Attn: Elad Bretfeld

E-mail: Eladberto@gmail.com

with copies of all notices (which copies shall not constitute notice) to:

Ori Skuza Law Offices

36 Haodem St

Shoham

Israel

Attn: Ori Skuza

E-mail: skuzalaw@gmail.com

Any notice sent in accordance with this section 9.5 shall be effective (i) if mailed, 5 business days after mailing; (ii) if by air courier 2 business days after delivery to the courier service; (iii) if sent by messenger, upon delivery; and (iv) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

9.6	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

9.7	Interpretation. The word “includes” and “including” and their syntactical variants means “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.

9.8	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be amended to the maximum extent required to render it valid, legal and enforceable (or deleted if no such amendment is feasible), and such amendment or deletion shall not affect the enforceability of the other provisions hereof.

9.9	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first herein above set forth.

PURCHASER: My Size Israel 2014 Ltd.

/s/ Ronen Luzon
By:	Ronen Luzon
Title:	CEO

SELLERS:

Amar Guy Shalom

/s/ Amar Guy Shalom

Elad Bretfeld

/s/ Elad Bretfeld

[Signature Page to Share Purchase Agreement]

Schedule I

Seller	Number of Sold Shares	Holding Percentage
Amar Guy Shalom	1	50%
Elad Bretfeld	1	50%